Exhibit 99.1

For Immediate Release

November 2, 2004

First Century Bankshares, Inc.

Reports 2004 Third Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $371 million bank holding company, announced earnings of $715,000 for the three-month period ending September 30, 2004. This represents a decrease of approximately 13% from the $824,000 earned during the same period in 2003. On a per share basis, net income decreased to $0.36 per diluted share for the period ended September 30, 2004, compared to $0.41 per diluted share for the period ended September 30, 2003. The decrease in earnings for the three-months ended September 30, 2004, reflect the effect of certain pension plan expenses incurred in 2004 of $323,000 under the accounting provisions set forth in Statement of Financial Accounting Standards No. 88. Net income for the third quarter of 2004 produced an annualized return on average equity (ROAE) of 8.11% and an annualized return on average assets (ROAA) of 0.77% compared with third quarter 2003 ratios of 9.63% and 0.91%, respectively. Dividends for the third quarter of 2004 increased to $0.21 per share, or 5.0%, from $0.20 per share paid for the third quarter of 2003.

The performance of the Corporation during the third quarter resulted in net income of $2,116,000 for the nine-month period ending September 30, 2004. This represents a 3% increase from the $2,056,000 earned during the same period in 2003. On a per share basis, net income increased to $1.06 per diluted share for the nine-month period ended September 30, 2004, from $1.03 per diluted share for the nine-month period ended September 30, 2003. As noted above, pension plan distributions triggering loss recognition under SFAS No. 88 resulted in settlement charges of $323,000 for the nine month period ended September 30, 2004. Similar charges of $542,000 occurring in the second quarter of 2003 reduced earnings for the nine-month period ended September 30, 2003. Net income for the first nine months of 2004 produced an ROAE of 8.01% and an ROAA of 0.77% compared with 7.99% and 0.76%, respectively, for the prior year period. Dividends through the third quarter of 2004 increased to $0.63 per share, or 5.0%, from $0.60 per share for the nine-month period ended September 30, 2003.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total loans were essentially unchanged at 1.5% at both September 30, 2004 and 2003. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts to enhance asset quality.

First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such

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statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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